EXHIBIT 10.55
(For Use After January 1, 2010)
Time Warner Cable Inc.
Restricted Stock Units Agreement
For Non-Employee Directors
General Terms and Conditions
          WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and
          WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the restricted stock units (the “RSUs”) provided for herein to the Participant pursuant to the Plan and the terms set forth herein.
          NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
     1. Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.
          (a) “Cause” means (i) the Participant’s continued failure substantially to perform such Participant’s duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of ten (10) days following written notice by the Company to the Participant of such failure, (ii) dishonesty in the performance of the Participant’s duties, (iii) the Participant’s conviction of, or plea of nolo contendere to, a crime constituting (A) a felony under the laws of the United States or any state thereof or (B) a misdemeanor involving moral turpitude, in either case which is injurious to the financial condition or business reputation of the Company or any of its Affiliates, (iv) the Participant’s willful malfeasance or willful misconduct in connection with the Participant’s duties or any act or omission which is injurious to the financial condition or business reputation of the Company or any of its Affiliates, or (v) the Participant’s breach of any non-competition, non-solicitation or confidentiality provisions to which the Participant is subject. The determination of the Board as to the existence of “Cause” will be conclusive on the Participant and the Company.
          (b) “Disability” of the Participant shall have the meaning ascribed to such term in the Company’s long-term disability plan or policy (whether or not the Participant is a participant in such plan or policy), as in effect from time to time, to the extent that such definition also constitutes such Participant being considered “disabled” under Section 409A(a)(2)(C) of the Code.
          (c) “Notice” means the Notice of Grant of Restricted Stock Units, which has been provided to the Participant separately and which accompanies and forms a part of this Agreement.
          (d) “Participant” means a non-employee member of the Board to whom RSUs as set forth in the Notice have been awarded pursuant to the Plan and shall have the same meaning as may be assigned to the terms “Holder” or “Participant” in the Plan.
          (e) “Plan” means the Time Warner Cable Inc. 2006 Stock Incentive Plan, as such plan may be amended, supplemented or modified from time to time.

     2. Grant of Restricted Stock Units. The Company hereby grants to the Participant (the “Award”), on the terms and conditions hereinafter set forth, the number of RSUs set forth on the Notice. Each RSU represents the unfunded, unsecured right of the Participant to receive one Share on the date(s) specified herein or in the Notice. RSUs do not constitute issued and outstanding Shares for any corporate purposes and do not confer on the Participant any right to vote on matters that are submitted to a vote of holders of Shares.
     3. Dividend Equivalents and Retained Distributions. If on any date while RSUs are outstanding hereunder the Company shall pay any regular cash dividend on the Shares, the Participant shall be paid, for each RSU held by the Participant on the record date, an amount of cash equal to the dividend paid on a Share (the “Dividend Equivalents”) at the time that such dividends are paid to holders of Shares. If on any date while RSUs are outstanding hereunder the Company shall pay any dividend other than a regular cash dividend or make any other distribution on the Shares, the Participant shall be credited with a bookkeeping entry equivalent to such dividend or distribution for each RSU held by the Participant on the record date for such dividend or distribution, but the Company shall retain custody of all such dividends and distributions (the “Retained Distributions”); provided, however, that if the Retained Distribution relates to a dividend paid in Shares, the Participant shall receive an additional amount of RSUs equal to the product of (i) the aggregate number of RSUs held by the Participant pursuant to this Agreement through the related dividend record date, multiplied by (ii) the number of Shares (including any fraction thereof) payable as a dividend on a Share. Retained Distributions will not bear interest and will be subject to the same restrictions and payment timing as the RSUs to which they relate.
     4. Delivery of Shares.
          (a) Subject to the terms and provisions of the Plan and this Agreement, except as provided below, the Company shall issue or transfer to the Participant, within sixty (60) days following the Distribution Date as stated in the Notice, of the number of Shares as set forth on the Notice and the related Retained Distributions, if any, covered by that portion of the Award. Except as otherwise provided in paragraphs 6 and 7, the issuance or transfer of such Shares and any related Retained Distributions shall occur only if the Participant’s continued service from the Date of Grant as a non-employee member of the Board has not been terminated for Cause. If the Participant’s continued service from the Date of Grant as a non-employee member of the Board is terminated for Cause, then all outstanding RSUs shall be completely forfeited.
          (b) RSUs Extinguished. Upon the issuance or transfer of Shares in accordance with this Agreement, the RSUs shall be extinguished and such RSUs will not be considered to be held by the Participant for any purpose.
          (c) Fractional Shares. Upon the final issuance or transfer of Shares and Retained Distributions, if any, to the Participant pursuant to this Agreement, in lieu of a fractional Share, the Participant shall receive a cash payment equal to the Fair Market Value of such fractional Share.
     5. Termination of Service Due to Death or Disability. If the Participant’s service as a non-employee member of the Board terminates as a result of his or her death or Disability, then to the extent the RSUs were not extinguished prior to such termination of service, the Shares subject to the RSUs shall be issued or transferred to the Participant as soon as practicable following such termination of service.
     6. Acceleration of Distribution Date. Subject to paragraph 7 and the terms of any agreement entered into by the Participant and the Company that provides for treatment of RSUs that is more favorable to the Participant than the terms of this paragraph 6, in the event of a Change in Control that also constitutes a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code (a “409A Change in Control Event”), to the extent the Award has not been previously canceled or forfeited, Shares subject to the RSUs shall be issued or transferred to the Participant, as soon as practicable following such Change in Control, along with any related Retained Distributions. To the extent that a Change in Control does not constitute a 409A Change in Control Event, the issuance of Shares and any related Retained Distributions shall be made at the times otherwise provided hereunder as if no Change in Control had occurred.
     7. Limitation on Acceleration. Notwithstanding any provision to the contrary in the Plan or this Agreement, if the Payment (as defined in §7(c) below) due to the Participant hereunder as a result of the acceleration of issuance or transfer of the Shares subject to the RSUs pursuant to paragraph 6 of this Agreement, either alone or together with all other Payments received or to be received by the Participant from the Company or any of its Affiliates (collectively, the “Aggregate Payments”), or any portion thereof, would be subject to the excise tax imposed by Section 4999 of the Code (or any successor thereto), the following provisions shall apply:
          (a) If the net amount that would be retained by the Participant after all taxes on the Aggregate Payments are paid would be greater than the net amount that would be retained by the Participant after all taxes are paid if the Aggregate Payments were limited to the largest amount that would result in no portion of the Aggregate Payments being subject to such excise tax, the Participant shall be entitled to receive the Aggregate Payments.
          (b) If, however, the net amount that would be retained by the Participant after all taxes were paid would be greater if the Aggregate Payments were limited to the largest amount that would result in no portion of the Aggregate Payments being subject to such excise tax, the Aggregate Payments to which the Participant is entitled shall be reduced to such largest amount.
          (c) The term “Payment” shall mean any transfer of property within the meaning of Section 280G of the Code.
          (d) The determination of whether any reduction of Aggregate Payments is required and whether to waive the right to any Payments due under this Agreement or any portion thereof shall be made by the Participant, and such determinations shall be conclusive and binding on the Company and its Affiliates. To the extent that the Participant elects to waive the right to any Payments due under this Agreement, such Payments and the RSUs and any related Retained Distributions shall be forfeited.
          (e) The Company shall promptly pay, upon demand by the Participant, but no later than the end of the year following the year in which incurred, all legal fees, court costs, fees of experts and other costs and expenses that the Participant incurred in any actual, threatened or contemplated contest of the Participant’s interpretation of, or determination under, the provisions of this paragraph 7.
     8. Taxes. The Participant shall be solely responsible for payment of any applicable federal, state, local or self-employment and other related taxes in connection with the issuance or transfer of Shares subject to the RSUs, or any related Retained Distributions or the payment of any Dividend Equivalents.
     9. Changes in Capitalization and Government and Other Regulations. The Award shall be subject to all of the terms and provisions as provided in this Agreement and in the Plan, which are incorporated by reference herein and made a part hereof, including, without limitation, the provisions of Section 10 of the Plan (generally relating to adjustments to the number of Shares subject to the Award, upon certain changes in capitalization and certain reorganizations and other transactions).
     10. Forfeiture. A breach of any of the foregoing restrictions or a breach of any of the other restrictions, terms and conditions of the Plan or this Agreement, with respect to any of the RSUs or any related Dividend Equivalents and Retained Distributions, except as waived by the Board or the Committee, will cause a forfeiture of such RSUs and any Dividend Equivalents or Retained Distributions relating thereto.

     11. Right of Company to Terminate Service. Nothing contained in the Plan or this Agreement shall confer on any Participant any right to continue service as a non-employee member of the Board of the Company or any of its Affiliates, and the Company and any such Affiliate shall have the right to terminate the service of the Participant at any such time, with or without cause, notwithstanding the fact that some or all of the RSUs and related Retained Distributions covered by this Agreement may be forfeited as a result of such termination. The granting of the RSUs under this Agreement shall not confer on the Participant any right to any future Awards under the Plan or employment by the Company or any of its Affiliates.
     12. Notices. Any notice which either party hereto may be required or permitted to give the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed to Time Warner Cable Inc., at 7910 Crescent Executive Drive, Charlotte, NC 28217, attention Manager, Executive Compensation, and to the Participant at his or her address, as it is shown on the records of the Company or its Affiliate, or in either case to such other address as the Company or the Participant, as the case may be, by notice to the other may designate in writing from time to time.
     13. Interpretation and Amendments. The Board and the Committee (to the extent delegated by the Board) have plenary authority to interpret this Agreement and the Plan, to prescribe, amend and rescind rules relating thereto and to make all other determinations in connection with the administration of the Plan. The Board or the Committee may from time to time modify or amend this Agreement in accordance with the provisions of the Plan, provided that no such amendment shall adversely affect the rights of the Participant under this Agreement without his or her consent.
     14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and shall be binding upon and inure to the benefit of the Participant and his or her legatees, distributees and personal representatives.
     15. Copy of the Plan. The Participant agrees and acknowledges that he or she has received and read a copy of the Plan.
     16. Governing Law. The Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to any choice of law rules thereof which might apply the laws of any other jurisdiction.
     17. Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each party hereto hereby waives, and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any suit, action, or other proceeding arising out of or based upon this Agreement.
     18. Submission to Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably submits to the jurisdiction of the state courts of the State of New York and the jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of or based upon this Agreement. Each of the parties hereto to the extent permitted by applicable law hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding brought in such courts, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that such suit, action or proceeding in the above-referenced courts is brought in an inconvenient forum, that the venue of such suit, action or proceedings, is improper or that this Agreement may not be enforced in or by such court. Each of the parties hereto hereby consents to service of process by mail at its address to which notices are to be given pursuant to paragraph 12 hereof.

     19. Personal Data. The Company may hold, collect, use, process and transfer, in electronic or other form, certain personal information about the Participant for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. Participant understands that the following personal information is required for the above named purposes: his/her name, home address and telephone number, office address (including department and employing entity) and telephone number, e-mail address, date of birth, citizenship, country of residence at the time of grant, work location country, system employee ID, employee local ID, employment status (including international status code), supervisor (if applicable), job code, title, salary, bonus target and bonuses paid (if applicable), termination date and reason, taxpayer’s identification number, tax equalization code, US Green Card holder status, contract type (single/dual/multi), any shares of stock or directorships held in the Company, details of all grants of RSUs (including number of grants, grant dates, vesting type, vesting dates, and any other information regarding RSUs that have been granted, canceled, vested, or forfeited) with respect to the Participant, estimated tax withholding rate, brokerage account number (if applicable), and brokerage fees (the “Data”). Participant understands that Data may be collected from the Participant directly or from the Company. Participant understands that Data may be transferred to third parties assisting the Company in the implementation, administration and management of the Plan, including the brokers approved by the Company, the broker selected by the Participant from among such Company-approved brokers (if applicable), tax consultants and the Company’s software providers (the “Data Recipients”). Participant understands that some of these Data Recipients may be located outside the Participant’s country of residence, and that the Data Recipient’s country may have different data privacy laws and protections than the Participant’s country of residence. Participant understands that the Data Recipients will receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Participant’s behalf by a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Plan. Participant understands that Data will be held only as long as necessary to implement, administer and manage the Participant’s participation in the Plan. Participant understands that Data may also be made available to public authorities as required by law, e.g., to the U.S. government. Participant understands that the Participant may, at any time, review Data and may provide updated Data or corrections to the Data by written notice to the Company. Except to the extent the collection, use, processing or transfer of Data is required by law, Participant may object to the collection, use, processing or transfer of Data by contacting the Company in writing. Participant understands that such objection may affect his/her ability to participate in the Plan. Participant understands that he/she may contact the Company’s Stock Plan Administration to obtain more information on the consequences of such objection.
     20. Compliance With Code Section 409A. The Agreement is intended to comply with the requirements of Code section 409A to avoid taxation under Code section 409A(a)(1) and shall at all times be interpreted, operated and administered in a manner consistent with this intent. References herein to ceasing to be a member of the Board and similar terms used in this Agreement shall be deemed to refer to “separation from service” within the meaning of Code section 409A to the extent necessary to comply with Code section 409A. Notwithstanding any provision of the Agreement to the contrary, if at the time of a Participant’s separation from service, the Participant is a “specified employee” as defined in Code section 409A and any Shares or amounts otherwise payable under this Agreement as a result of such separation from service are subject to Code section 409A, then no transfer or payment of such Shares or amounts shall be made until the date that is six months following the Participant’s separation from service (or the earliest date as is permitted under Section 409A of the Code), and the Company will transfer or pay any Shares or amounts that are delayed under the foregoing within sixty (60) days of such date. Notwithstanding the forgoing or any other term or provision of this Agreement or the Plan, neither the Company nor any Affiliate nor any of its or their officers, directors, employees, agents or other service providers shall have any liability to any person for any taxes, penalties or interest due on any amounts paid or payable hereunder, including any taxes, penalties or interest imposed under Code section 409A.